Exhibit 21

Subsidiaries of Aames Financial Corporation:

Aames Capital Acceptance Corporation, a Delaware corporation

Aames Capital Corporation, a California corporation

Aames Funding Corporation, a California corporation

Aames Investment Corporation, a Maryland corporation

All subsidiaries are wholly owned either directly or indirectly by Aames Financial.